EXHIBIT 10.1

October 22, 2004

Martin J. McGahan

President & Chief Financial Officer

HealthTronics Surgical Services

1841 West Oak Parkway, Suite A

Marietta, GA 30062

Dear Martin:

Pursuant to the request of HealthTronics Surgical Services, Inc. (the “Borrower”) dated October 20th, 2004 requesting a short term amendment to the financial covenants of that certain Amended and Restated Credit Agreement dated as of March 5, 2004 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms of the Credit Agreement are incorporated herein by reference), by and between Borrower and Lenders (SunTrust Bank and Region’s Bank, collectively, the “Lenders”); the Lenders are in agreement to amend Section 7.10 of the Credit Agreement to reflect and define the financial covenants for Borrower’s third fiscal quarter ended September 30, 2004 to be based upon the Borrower’s second fiscal quarter ended June 30, 2004 results. This amendment of the September 30, 2004 financial covenants shall be effective up to but not after the earlier of (i) November 15, 2004 or (ii) the close of the sale of Borrower to Prime Medical Services, Inc (“Prime”). Lenders acknowledge that all transaction costs associated with the purchase of Borrower by Prime will be expensed in the third quarter, which would likely otherwise result in a default under the original financial covenants as described in Section 7.10 of the Credit Agreement. Should the Prime transaction fail to occur on or before November 15, 2004 and all debt currently owed to Lenders not be repaid in full by that date, the original loan covenants in Section 7.10 of the Credit Agreement shall be in full force and effect.

This short term amendment to Section 7.10 of the Credit Agreement is for this period and event only and should not be construed as the Bank’s willingness to waive or amend any other requirements in the future. All other requirements of the Loan Agreement and any Amendments shall remain in full force.

Feel free to contact me with any further questions or comments.

Sincerely,

/s/ Thomas G. O. Forsberg
Thomas G. O. Forsberg
Assistant Vice President

Acknowledged and accepted:

By:	/s/ Martin McGahan	11/3/04
Martin McGahan, President & Chief Financial Officer HealthTronics Surgical Services